                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 1st day of November 1996 by and between Mr. Benson Zinbarg (the "Executive") and Sun Hill Industries, Inc. (the "Company") (collectively, the Executive and the Company shall be referred to as the "Parties"). In consideration of the mutual promises and agreements contained herein, the Parties agree as follows:

1. Purpose. The Company desires to avail itself of the services of the Executive as its President, Chief Executive Officer and Chief Financial Officer and the Executive desires to provide such services in accordance with the terms of this Agreement. The Parties agree that the duties and obligations expected of the Executive and of the Company are as set forth in this Agreement.

2. Effective Date and Term. This Agreement shall be effective, and its term (the "Term") shall commence on January 1, 1997 and shall continue through and until December 31, 2001 (the "Initial Term"), unless terminated sooner as provided by this Agreement or extended by the Parties. The Term shall be automatically renewed for successive periods of one year each (the "Renewal Term"), unless either Party gives to the other written notice of intent not to renew at least 90 days prior to the expiration of the Initial Term or any Renewal Term.

3. Compensation.

     A. Base Salary. During the Term the Company shall pay or cause to be paid to the Executive, in semi-monthly installments, a base salary of $125,000 per annum (the "Base Salary"). The Base Salary shall be reviewed annually by the Board and, if appropriate, may be increased.

     B. Annual Cash Bonus. At the conclusion of each year during the Term, the Company shall pay the Executive an annual cash bonus equal to five percent (5%) of the Company's pre-tax income for such year in excess of five hundred thousand ($500,000.00) dollars (the "Annual Cash Bonus").

     C. Expenses. The Company shall reimburse the Executive, within thirty days of voucher, the amount of all travel, hotel, entertainment and other expenses (properly vouchered) reasonably incurred by the Executive in furtherance of his duties under this Agreement.

     D.   Benefits.

          (1) Vacation. The Executive shall be entitled to 20 business days of vacation each year. The Executive shall be entitled to carry any unused vacation days over to the next calendar year. However, in no event will Executive's accrued but unused vacation exceed 40 days.

          (2) Holidays. The Executive shall be entitled to all holidays generally provided to other employees of the Company.


          (3) Life Insurance / Physical Exams. During the Term, the Company shall, upon proof of insurability, purchase, or cause to be purchased, a policy or policies insuring the life of the Executive payable to the Executive's designated beneficiary(s) at least equal to that life insurance generally provided other employees of the Company. In addition, the Company shall, upon proof of insurability, purchase, or cause to be purchased a key person life insurance policy insuring the life of the Executive in the amount of at least $1,000,000 and which policy names the Company as its beneficiary (hereinafter the "Executive Key Man Insurance Policy"). In connection with the Company's procurement of the Executive Key Man Insurance Policy, the Executive agrees to submit to a physical exam and shall cooperate with the insurance policy underwriter in connection therewith. Further, the Company agrees to pay for, and provide, a general physical examination of the Executive, once annually.

          (4) Medical Insurance. During the Term, the Company shall acquire and pay for, or reimburse, the Executive for, hospitalization, dental, major medical, or other health insurance for the benefit of the Executive and his dependents at least equal to that generally provided other employees under the Company's group health insurance plan(s).

          (5) Sick Leave/Disability. During any period in which the Executive is absent from work as a result of personal injury, sickness or other disability, the Board may, by majority vote, appoint an acting President to serve for the duration of the Executive's absence. The Company shall, while such period continues or for 180 days, whichever is a shorter period, pay the Executive his full Base Salary. The Executive will also be entitled to additional disability benefits at least equal to that which is generally provided to other employees after the effective date of this Agreement.

          (6) Use of Company Automobile. During the Term, the Executive shall be entitled to use a Company automobile for both Company business and personal use. Any and all costs associated with the business use of such automobile (e.g., insurance, registration, lease payments, etc.) shall be borne by the Company.

          (7) Other Benefits. The Executive shall be entitled to participate in any pension, retirement or other qualified plans adopted by the Company for the benefit of its employees, including, but not limited to the Company's 1996 Employee Consultant Stock Option Plan and the Company's "Top Heavy" Profit Sharing Plan.

4. Duties of the Executive.


     A. Duties. During the Term, the Executive shall be President, Chief Executive Officer and Chief Financial Officer of the Company and shall manage the business of the Company, perform such duties as the Company may reasonably require and utilize his best efforts to carry into effect the resolutions and directions of the Company's Board of Directors.

     B. Representation. During the Term, the Executive shall well and faithfully serve the Company and use his best efforts to promote the interests of the Company. The Executive shall at all times give the Company the full benefit of his knowledge, expertise, technical skill and ingenuity in the performance of his duties and the exercise of his powers and authority as President and Chief Executive Officer.

     C. Time Devoted by Executive. The Executive agrees to devote substantially all his time and attention during business hours and such additional time and attention as may reasonably be required to perform his duties hereunder.

5. Restrictions on the Executive.

     A. Non-Disclosure of Confidential Information. Other than in the proper performance of his duties hereunder, the Executive shall not, both during and after the Term, voluntarily divulge to any person, firm or company, and, shall during the Term, endeavor to prevent the publication or disclosure of any confidential information concerning the business accounts or finances of the Company, or concerning any of the secrets, research, product development, dealings, transactions or affairs of the Company which have come to his knowledge prior to the Term or which may come to his knowledge during the Term.

     B. Inventions. The Executive hereby transfers and assigns, without compensation, to the Company or to any person, or entity designated by the Company, all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, or in whole or in part, both prior to and during the Term hereof which (1) relate to methods, apparatus, designs, products, processes or devices sold, leased, or under construction or development by the Company; (2) otherwise relate to or pertain to the business, functions or operations of the Company; or (3) arise (wholly or partly) from the efforts of the Executive in performing the duties required by this Agreement during the Term hereof. The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details, and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and, whether during the Term hereof or thereafter, the Executive shall execute and deliver to the Company such documents as may be required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute applicable patent, trademark and service mark applications covering any of such inventions, ideas, disclosures or improvements and, as to such inventions, ideas, disclosures or improvements as constitute copyrightable material, to obtain copyright thereof and, in addition, assign existing patents, copyrights, trademarks and service marks registered in his own name. Any invention by the Executive otherwise covered by (1), (2), or (3) of this subsection 5B within six months following the conclusion of the Term shall be deemed to fall within the provisions of this subsection.

     C.   Covenants.

          (1) Non-Competition. During the Term, and thereafter as specifically provided herein, the Executive may not directly or indirectly engage in, or have any interest in any business (whether as employee, officer, director, agent, creditor, consultant, or otherwise) that competes directly with the business of the Company anywhere in North America, provided, however, that Executive may own, directly or indirectly for his own benefit, not more than an aggregate of five percent (5%) of the issued and outstanding shares of any class of equity securities issued by a corporation that competes with the Company and which shares are publicly traded.

          (2) Non-Solicitation. During the Term, and thereafter as specifically provided herein, the Executive shall not, except in the normal course of business of the Company, either personally, by his agent or by letters, circulars or advertisements, and whether for himself or on behalf of any other person, company or firm, directly or indirectly solicit orders for goods of a type similar to those being developed or dealt with by the Company during the Term, or for services similar to those being provided during the Term by the Company to any person, company or firm, who at any time within the year prior to the end of the Term was a customer or affiliate of the Company.

          (3) Breach. The Executive agrees that any breach by him of any covenant set forth in this Section 5, whether during or following the Term, may cause irreparable harm to the Company and that monetary damages alone may not provide full and adequate compensation for a breach or threatened breach; therefore, the Company shall be entitled to injunctive relief for any breach or threatened breach thereof, in addition to other damages.


6. Termination.

          A. Non-Renewal. The provisions of this subsection 6A apply if the Term is not renewed pursuant to the provisions of Section 2.

               (1)  If the Company has given notice of non-renewal, the Company shall pay the Executive an amount equal to his then existing Base Salary for two (2) years commencing with the day following the final day of the Term; provided, however, that this obligation shall be mitigated by fifty percent

                    (50%) of the earned income actually received by or for the account of the Executive during such two (2) year period. At the conclusion of the Term, all other Company obligations to the Executive as to salary and benefits shall cease.

               (2) If the Executive has given notice of non-renewal, all Company obligations to the Executive as to salary and benefits shall cease at the conclusion of the Term.

               (3)  If the Executive elects not to renew the Term pursuant to
                    Section 2 of this Agreement for the 2002 or 2003 calendar years, the provisions of subsection 5C shall apply for one year following the conclusion of the Term. If the Executive elects not to renew the Term pursuant to Section 2 of this Agreement beyond the 2003 calendar year or if the Company elects not to renew the Term pursuant to Section 2 of this Agreement beyond the 2003 calendar year, the provisions of subsection 5C shall not apply after the conclusion of the Term.

          B. Termination for Cause by the Company.

               (1) This Agreement and the Term may be terminated prior to its expiration "for cause" by the Company pursuant to the provisions of this subsection 6B. If the Board determines that "cause" exists for termination of the Executive's employment, written notice thereof must be given to the Executive describing the state of affairs or facts deemed by the Board to constitute such cause. The Executive shall have 45 days after receipt of such notice to cure the reason constituting cause and if he does so, the Term shall not be terminated for the cause specified in the notice. During such 45 day period, the Term shall continue and the Executive shall continue to receive his full Base Salary, Annual Cash Bonus, expenses and benefits pursuant to this Agreement. If such cause is not cured to the Board's reasonable satisfaction within such 45 day period, the Executive may then be immediately terminated by a majority vote of the Board excluding the Executive if the Executive is then a member of the Board. For purposes of this Agreement, the words "for cause" or "cause" shall be limited to: (a) actions on the part of the Executive which constitute gross negligence or willful misconduct in the performance or non-performance of the Executive's duties that have the effect of materially injuring the reputation, business or business relationships of the Company; or (b) the conviction of the Executive (including a conviction on a nolo contendere plea) of any felony, or of any crime or offense which involves property or money of the Company or moral turpitude; or (c) Executive's incarceration following any conviction which restricts or limits the ability of the Executive to provide his duties hereunder; or (d) a material breach of this Agreement by the Executive so long as such material breach is not caused by the Company. The duties, powers and authority of the Executive may also, on a majority vote of the Board excluding the Executive if the

                    Executive is then a member of the Board, be suspended for a reasonable period of time, but with a continuation of the Executive's full Base Salary, Annual Cash Bonus, expenses and benefits pursuant to this Agreement, while a determination is made as to whether cause for termination exists.

               (2) In the event the Term is terminated by the Company for cause, the provisions of subsection 5C shall continue to apply for one full year after the termination of the Term.

               (3) In the event the Term is terminated by the Company for cause, the Executive's entire right to salary and benefits hereunder shall cease upon such termination.

          C. Termination Without Cause by the Company.

               (1) The Company shall have the right to terminate the Term without cause on 180 days' advance written notice to the Executive.

               (2) In the event the Term is terminated pursuant to subsection 6C(1), the Company shall pay the Executive his then existing Base Salary for three (3) full years commencing with the day following the termination date of the Term.

               (3) In the event the Term is terminated pursuant to subsection 6C(1), each of the provisions of subsection 5C shall not apply after the conclusion of the Term.

          D. Resignation by the Executive.

               (1) The Executive shall have the right to terminate the Term, by way of resignation, upon 90 days' written notice to the Company.


               (2) In the event the Term is terminated pursuant to subsection 6D(1), the provisions of subsection 5C shall continue to apply for one year after the conclusion of the Term.

               (3) In the event the Term is terminated pursuant to subsection 6D(1), the Executive's entire right to salary and benefits hereunder shall cease at the conclusion of the Term.

          E. Termination Upon Change in Control.

               (1) For the purposes of this Agreement, a "Change in Control" shall mean any of the following events:

                    (a) At any time following the conclusion of the Company's initial public offering of shares of its Common Stock and/or other securities for sale (hereinafter, the "IPO Transaction"), an acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term "person" is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, (the "1934 Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 45% or more of the combined voting power of the Company's then outstanding voting securities; provided, however, that in determining whether a Change in Control has occurred, voting securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control.

                         A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a "Subsidiary"), (ii) the Company or any Subsidiary, or (iii) any Person in connection with a Non-Control Transaction;

                    (b) The individuals who, as of November 1, 1996 were members of the Board (the "Incumbent Board"), cease for any reason to constitute at least 66 2/3% of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least 66 2/3% of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the 1934
                         Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

                    (c) Approval of the Company's shareholders of: (1) a merger, consolidation or reorganization involving the Company, unless (i) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 66 2/3% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization, (ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least 66 2/3% of the members of the board of directors of the Surviving Corporation, (iii) there was no Person (other than the Company, any Subsidiary, the Executive, any officer or director or any employee benefit plan (or any trust forming a part thereof) maintained by the Company) who (A) immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of 15% or more of the then outstanding voting securities of the Company and (B) immediately following such merger, consolidation or reorganization, no Person (other than the Company, any Subsidiary, the Executive, any officer or director or any employee benefit plan (or any trust forming a part thereof) maintained by the Company) had or will have Beneficial Ownership of 15% or more of the then outstanding voting securities of the Surviving Corporation's then outstanding voting securities (a transaction described in clauses (i) through (iii) shall herein be referred to as a "Non-Control Transaction"); (2) a complete liquidation or dissolution of the Company; or (3) an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

                         Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial ownership of more than the permitted amount of the outstanding voting securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Benefically Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

               (2) The Executive shall have the right to terminate this Agreement, for any reason, on 90 days' written notice to the Company in the event of a Change in Control; provided, however, that such termination right must be exercised by the Executive within one year following such Change in Control.

               (3) In the event the Term is terminated pursuant to subsection 6E(2), the Company shall pay the Executive his then existing Base Salary for two (2) years in one lump sum payment within 10 days of the termination date of the Term.

               (4) In the event the Term is terminated pursuant to subsection 6E(2), the provisions of subsection 5C shall not apply after the termination date of the Term.

               (5) Anything to the contrary in this Agreement notwithstanding, in the event the Company terminates the Term for cause within one year of a Change in Control, the Company shall pay the Executive his then existing Base Salary for two (2) years in one lump sum payment within 10 days of the final day of the Term. In such event, the provisions of subsection 5C shall not apply after the termination date of the Term.

               In the event the Company terminates the Term for any reason other than for cause within one year of a Change in Control, the provisions of subsection 5(C) shall not apply.

          F. Termination for Disability.

               (1) Should the Executive be absent from work as a result of personal injury, sickness or other disability as provided for in subsection 3C(5) for any continuous period of time exceeding 180 days, the Term may be terminated by the Company, upon written notice given to the Executive, because of the Executive's disability.

               (2) In the event the Term is terminated pursuant to subsection 6F(1), then, following such Termination, the Executive shall continue to be entitled to benefits pursuant to Subsections 3E(3),(4) and (6) for one (1) year after the conclusion of the Term.

               (3) In the event the Term is terminated pursuant to subsection 6F(1), the provisions of subsection 5C shall not apply after the conclusion of the Term.

          G. Termination Upon Death. If not earlier terminated, the Term shall terminate upon the death of the Executive and the Company shall have no further obligation to the Executive or his estate except to pay the Executive's estate any Base Salary, Annual Cash Bonus accrued but remaining unpaid prior to his death, any expenses accrued but remaining unpaid prior to his death, and any benefits accrued but remaining unpaid prior to his death.

          H. Termination For Not Being Re-Elected to Board of Directors. In the event that the Executive shall not be re-elected to the Company's Board of Directors at any annual or special meeting of stockholders held for the election of directors occurring during the Term, then the Executive may terminate this Agreement upon fifteen (15) prior days' notice thereof. In the event that the Term is terminated pursuant to this subsection 6H, then the provisions of subsection 5C shall not apply and the Company shall be obligated to pay the Executive his Base Salary for the remainder of the Term as though he had not exercised his right of termination under this subsection 6H.

7. Miscellaneous.

          A. Notices. Any notice to be given hereunder shall either be delivered personally and/or sent by first class certified mail and regular mail. The address for service on the Company shall be its principal executive office address, and the address for service on the Executive shall be his last known place of residence. A notice shall be deemed to have been served as follows:


               (1)  if personally delivered, at the time of delivery; and/or

               (2) if posted, at the expiration of 48 hours (10 days if international) after the envelope containing the same was delivered into the custody of the postal authorities.

          B. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and assigns, provided that neither Party shall assign any of its rights or privileges hereunder without the prior written consent of the other Party.

          C. Severability. Should any part or provision of this Agreement be held unenforceable by a court of competent jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding, unless such enforceability substantially impairs the benefit of the remaining portions of the Agreement.

          D. Waiver. No failure or delay on the part of either Party in the exercise of any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or privilege preclude other or further exercise thereof or of any other right of privilege.

          E. Captions. The captions used in this Agreement are for convenience only and are not to be used in interpreting the obligations of the Parties under this Agreement.

          F. Choice of Law. The validity, construction and performance of this Agreement and the transactions to which it relates shall be governed by the laws of the State of Connecticut without regard to choice of laws provisions.

          G. Entire Agreement. This Agreement embodies the entire understanding of the Parties as it relates to the subject matter contained herein and as such, supersedes any prior agreement or understanding between the Parties relating the terms of employment of the Executive. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless in writing executed by the Parties.

      IN WITNESS WHEREOF, the Parties hereto confirm their agreement to the foregoing and set forth their hands and seal, respectively, as of the date first above stated.


                                              SUN HILL INDUSTRIES, INC.


Corporate Seal:



__________________                            By /s/ Anita Dembiczak
Attest:                                         ----------------------
                                                Name:  Anita Dembiczak
                                                Title: Vice President




                                                /s/ Benson Zinbarg
                                                ----------------------
                                                    Benson Zinbarg